Exhibit 7
U.S. Bank National Association
Statement of Financial Condition
As of 3/31/2007
($000’s)

3/31/2007
Assets
Cash and Due From Depository Institutions	$6,303,662
Securities	40,113,107
Federal Funds	3,703,512
Loans & Lease Financing Receivables	142,890,256
Fixed Assets	2,245,733
Intangible Assets	12,061,124
Other Assets	12,507,676

Total Assets	$219,825,070

Liabilities
Deposits	$132,150,529
Fed Funds	15,688,282
Treasury Demand Notes	0
Trading Liabilities	105,934
Other Borrowed Money	34,691,375
Acceptances	0
Subordinated Notes and Debentures	7,697,466
Other Liabilities	7,145,036

Total Liabilities	$197,478,622

Equity
Minority Interest in Subsidiaries	$1,545,556
Common and Preferred Stock	18,200
Surplus	12,057,453
Undivided Profits	8,725,239

Total Equity Capital	$22,346,448

Total Liabilities and Equity Capital	$219,825,070
To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.
U.S. Bank National Association

By:	/s/ Richard Prokosch

Vice President
Date: June 7, 2007